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                                  EXHIBIT 11

                       FIRST USA, INC. AND SUBSIDIARIES
                      COMPUTATION OF NET INCOME PER SHARE
             Three and Six Months Ended December 31, 1996 and 1995

                 (Dollars in thousands, except per share data)
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                                                        Three Months Ended                Six Months Ended
                                                            December 31,                    December 31,
                                                   ------------------------------  ------------------------------
                                                        1996            1995            1996             1995
                                                   --------------  --------------  --------------  --------------
Primary
-------
Net income                                          $     79,132    $     58,929    $    143,188    $    113,824
                                                   ==============  ==============  ==============  ==============
Weighted average common and common
  equivalent shares outstanding
    Average common shares outstanding                122,439,385     118,498,574     121,957,937     118,199,336
    Common stock equivalents:
      Stock options                                    4,938,644       5,213,466       4,515,807       5,248,458
      Mandatory convertible preferred stock            9,582,950       9,582,950       9,582,950       9,582,950
                                                   --------------  --------------  --------------  --------------
    Weighted average common and common
      equivalent shares                              136,960,979     133,294,990     136,056,694     133,030,744
                                                   ==============  ==============  ==============  ==============

Net income per share                                $       0.58    $       0.44    $       1.05    $       0.86
                                                   ==============  ==============  ==============  ==============

Fully diluted
-------------
Net income                                          $     79,132    $     58,929    $    143,188    $    113,824
                                                   ==============  ==============  ==============  ==============
Weighted average common and common
   equivalent shares outstanding
    Average common shares outstanding                122,439,385     118,498,574     121,957,937     118,199,336
    Common stock equivalents:
      Stock options                                    5,421,013       5,212,922       5,246,728       5,251,870
      Mandatory convertible preferred stock            9,582,950       9,582,950       9,582,950       9,582,950
                                                   --------------  --------------  --------------  --------------
    Weighted average common and common
      equivalent shares                              137,443,348     133,294,446     136,787,615     133,034,156
                                                   ==============  ==============  ==============  ==============

Net income per share assuming full dilution         $       0.58    $       0.44    $       1.05    $       0.86
                                                   ==============  ==============  ==============  ==============
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